Exhibit 5.1

Fuqin Fintech Limited 富勤金融科技有限公司	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/FYC/175106.00001

7 December 2018

Dear Sirs

Fuqin Fintech Limited 富勤金融科技有限公司 (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as initially filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about 31 August 2018. The Registration Statement relates to the offering (the Offering) of (i) a minimum of 2,000,000 shares to a maximum of 4,000,000 shares of a par value of US$0.0001 per share each of the Company (the IPO Shares). The Company will also be issuing warrants to purchase such number of ordinary shares in the Company equal to 6.75% percent of the ordinary shares sold in the Offering (the Warrant) pursuant to the Underwriter Warrant Agreement (as defined below).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the certificate of incorporation of the Company dated 23 June 2017 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions dated 13 September 2018 (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing dated 18 May 2018 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Ray Ng Kate Hodson David Nelson Anthony Oakes Oliver Payne James Bergstrom Marcus Leese

(d)	a copy of the register of directors of the Company filed with the Registrar on 13 September 2018 (the ROD);

(e)	a copy of the register of members of the Company provided to us on 14 May 2018 (the ROM, and together with the ROD, the Registers);

(f)	a copy of the written resolutions of the shareholders of the Company dated 23 January 2018 amending the authorised share capital of the Company;

(g)	a draft copy of the underwriter’s warrant agreement between the Company and the party named therein (the Underwriter Warrant Agreement) as filed and included in Exhibit 1.1 of the Registration Statement on 3 December 2018;

(h)	a copy of the unanimous written resolutions of the directors of the Company dated 13 September 2018 and 6 December 2018 approving the Company’s filing of the Registration Statement and issuance of the IPO Shares and shares under the Underwriter Warrant Agreement (the Board Resolutions, and together with the Shareholder Resolutions, the Resolutions); and

(i)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate and the Registers is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolution remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering, authorising the execution and delivery of the documents in connection with the Offering (including, but not limited to, the Underwriter Warrant Agreement) and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the maximum number of ordinary shares which the Company is required to issue to fulfil its obligation to issue the IPO Shares is 4,000,000 ordinary shares and the consideration payable for each IPO Share shall be no less than the par value of US$0.0001 each and the Company will have sufficient authorised but unissued share capital to effect the issuance of the Warrant Shares (as defined below) upon exercise of the Warrant;

(i)	the Company will duly execute and delivery the Underwriter Warrant Agreement in the draft form provided for us for review in accordance with the Resolutions and when duly signed and delivered by all parties thereto, will constitutes legal, valid and binding against all parties thereto;

(j)	each of the parties to the Underwriter Warrant Agreement other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws;

(k)	any individuals who are parties to the Underwriter Warrant Agreement, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under the Underwriter Warrant Agreement, sign such documents and give such information;

(l)	the Underwriter Warrant Agreement is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the express choice of the laws of the jurisdiction specified in the Underwriter Warrant Agreement to be the governing law of that document and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands);

(m)	if an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction;

(n)	no moneys paid to or for the account of any party under the Underwriter Warrant Agreement represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Law (Revised), and the Terrorism Law (Revised) respectively). None of the parties to the Underwriter Warrant Agreement is acting or will act in relation to the transactions contemplated by the Underwriter Warrant Agreement, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council.

(o)	none of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(i)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(ii)	neither the execution or delivery of the Underwriter Warrant Agreement nor the exercise by any party to the Underwriter Warrant Agreement of its rights or the performance of its obligations under that document contravene those laws or public policies;

(p)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Underwriter Warrant Agreement or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

(q)	none of the transactions contemplated by the Underwriter Warrant Agreement relate to any shares, voting rights or other rights (Relevant Interests) that are subject to a restrictions notice issued pursuant to the Companies Law (Revised) (Companies Law) or the Limited Liability Companies Law (Revised) of the Cayman Islands (a Restrictions Notice);

(r)	the Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Underwriter Warrant Agreement. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them;

(s)	all of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Underwriter Warrant Agreement have been made or paid:

(i)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands); and

(ii)	all filings, recordings, registrations and enrolments of the Underwriter Warrant Agreement with any court, public office or elsewhere in any jurisdiction outside the Cayman Islands; and

(iii)	all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Underwriter Warrant Agreement;

(t)	the Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands);

(u)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar.

Valid Issuance of IPO Shares

(b)	The IPO Shares have been duly authorised for issuance and, when issued and sold in accordance with the Registration Statement and duly passed Board Resolutions and once consideration of not less than the par value is paid per share, will be validly issued, fully paid and non-assessable. Once the register of members has been updated to reflect the issuance of the IPO Shares, the shareholders recorded in the register of members will be deemed to have legal title to the IPO Shares set against their respective name.

Underwriter Warrant

(c)	The Company has taken all requisite corporate action to authorise the execution and delivery of the Underwriter Warrant Agreement.

Issuance of Warrant Shares

(d)	The shares to be issued under the Warrant (the Warrant Shares) have been duly authorised and, when issued and sold in accordance with the Registration Statement, the duly signed and delivered Underwriter Warrant Agreement and duly passed Resolutions and once consideration of not less than the par value is paid per share, will be validly issued, fully paid and non-assessable. Once the register of members has been updated to reflect the issuance of the Warrant Shares, the shareholders recorded in the register of members will be deemed to have legal title to the Warrant Shares set against their respective name.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Law (Revised) (Companies Law) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Law.

4.4	Our examination of the Cause List cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Cause List immediately or the court file associated with the matter may not be accessible (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

4.5	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)	a person who is not a party to the Underwriter Warrant Agreement that is governed by Cayman Islands law may not have the benefit of and may not be able to enforce its terms except to the extent that the Underwriter Warrant Agreement expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Law, 2014);

(f)	enforcement of an obligation of a party under the Underwriter Warrant Agreement may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(g)	a provision of the Underwriter Warrant Agreement that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(h)	the effectiveness of a provision in the Underwriter Warrant Agreement releasing a party from a liability or duty otherwise owed may be limited by law;

(i)	a court will not enforce a provision of the Underwriter Warrant Agreement to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(j)	a provision of the Underwriter Warrant Agreement that is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(k)	a court may refuse to give effect to a provision in the Underwriter Warrant Agreement (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(l)	a court may not enforce a provision of the Underwriter Warrant Agreement to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(m)	a court may refuse to give effect to a provision in the Underwriter Warrant Agreement that involves the enforcement of any foreign revenue or penal laws;

(n)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(o)	enforcement or performance of any provision in the Underwriter Warrant Agreement which relates to a Relevant Interest may be prohibited or restricted if any such Relevant Interest is or becomes subject to a Restrictions Notice.

4.6	A court may determine in its discretion the extent of enforceability of a provision of the Underwriter Warrant Agreement that provides for or requires, as the case may be:

(a)	severability of any provision of the Underwriter Warrant Agreement held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Underwriter Warrant Agreement if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

4.7	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

4.8	Where the Underwriter Warrant Agreement is dated “as of” a specific date, although the parties to the Underwriter Warrant Agreement have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, the Underwriter Warrant Agreement still comes into effect on the date it is actually executed and delivered. Rights of third parties under the Underwriter Warrant Agreement also take effect from the date the Underwriter Warrant Agreement is actually executed and delivered, rather than the “as of” date.

4.9	Cayman Islands stamp duty will be payable if the Underwriter Warrant Agreement is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the IPO Shares, the Warrant and the Warrant Shares while the Registration Statement is effective. Ortoli Rosenstadt LLP may rely upon this opinion with respect to the opinions set out in Section 3(c) and Section 3(d) for the issuance of its legal opinion as Exhibit 5.2 to the Registration Statement.

Yours faithfully

/s/ Ogier

Ogier